Exhibit 99.1
QUESTCOR REPORTS SECOND QUARTER 2009 RESULTS
— New Acthar Prescriptions for Multiple Sclerosis (MS) Patients Increase Sharply —
UNION CITY, Calif. — July 29, 2009 — Questcor Pharmaceuticals, Inc. (Nasdaq:QCOR) today reported financial results for its second quarter ended June 30, 2009. Net sales totaled $25.3 million for the three months ended June 30, 2009, compared with $24.9 million for the same period of 2008. Net income for the second quarter of 2009 was $9.3 million, or $0.14 per diluted common share compared with net income of $8.8 million, or $0.12 per diluted common share in the second quarter of 2008.
Net sales totaled $48.6 million for the six months ended June 30, 2009, compared with $44.0 million for the same period of 2008. Net income applicable to common shareholders for the first six months of 2009 was $17.0 million, or $0.25 per diluted common share compared with net income applicable to common shareholders of $10.1 million, or $0.14 per diluted common share for the first six months of 2008.
“Our efforts to increase the use of Acthar in treating multiple sclerosis patients who experience exacerbations are generating encouraging results,” said Don M. Bailey, President and CEO of Questcor. “During the second quarter, 141 new paid Acthar prescriptions were processed by our reimbursement support center and shipped to MS patients, a 64% increase over 86 new paid Acthar prescriptions shipped in the first quarter of 2009 and a 281% increase over the second quarter of 2008. Our efforts to explain to neurologists the benefits of using Acthar to treat select MS exacerbation patients has led to the marked increase in MS sales. Also, 161 new paid Acthar prescriptions for infantile spasms(IS) were processed by our reimbursement support center and shipped during the second quarter, a decrease of 10% from the first quarter of 2009. We believe the modest decline in IS prescriptions resulted from normal variability in prescription activity in the very small IS patient population,” Mr. Bailey added.

While commercial efforts during the quarter focused on growing Acthar prescriptions in the MS market, Questcor also continued to actively fund critically important patient support programs as well as important new medical research with the ultimate aim of improving patient care.
“The Acthar patient assistance program, administered by the National Organization for Rare Disorders (NORD) along with other patient-oriented support programs, has now provided free drug with commercial value of over $32 million to uninsured and underinsured patients since the program’s inception in late 2007. In addition to the free drug program, significant financial support continues to be provided to needy patients through NORD’s co-pay assistance programs that we sponsor,” said Steve Cartt, Executive Vice President. “Furthermore, we have significantly increased our investments in important medical research aimed at improving patient care not only in IS and MS, but also in other difficult-to-treat diseases and disorders having high unmet medical need. Our efforts, in partnership with a number of the nation’s leading research institutions, are focused on addressing some of the medical community’s toughest treatment challenges, and we now expect to be funding at least 20 important new pre-clinical and clinical research projects during 2009. Our ability to make these critical investments in important new medical research is a direct result of Acthar being the treatment of choice by pediatric neurologists for IS as well as the expanding usage of Acthar in MS,” Mr. Cartt concluded.
Second Quarter Key Events
■	Diversification of revenues from the concentration in IS improved as Acthar net sales for MS increased to approximately one third of total sales. Combined with sales to therapeutic areas other than MS and IS, total non-IS net sales are about 40% of net sales.

■	Shipped 1,564 vials of Acthar to Questcor’s specialty distributor during the second quarter of 2009 compared to first quarter 2009 shipments of 1,429 vials and second quarter 2008 shipments of 1,560 vials.

■	Patient enrollment continued in two studies using Acthar to treat nephrotic syndrome, an on-label indication characterized by excessive loss of protein from the kidneys into the urine that can lead to serious consequences, including end stage renal disease. In addition, Questcor approved funding for a third nephrotic syndrome study.

■	Continued efforts to secure approval from the FDA for Acthar for the treatment of infantile spasms. In response to a request from the FDA, Questcor initiated activities to conduct additional analyses on the data from a supportive efficacy trial.

■	Launched a new corporate website to provide comprehensive information about Acthar and Questcor for patients, families, healthcare professionals, employees, investors and other key stakeholders.
Medicaid Rebates and Government Charge-backs
A portion of Acthar sales is for patients covered under Medicaid and other government-related programs. As required by Federal regulations, Questcor provides rebates related to product dispensed to Medicaid patients. In addition, certain other government-supported agencies are permitted to purchase Acthar for a nominal amount from Questcor’s specialty distributor, which then charges the discount back to Questcor. These rebates and charge-backs are estimated by Questcor each quarter and are deducted from gross sales in the determination of Questcor’s net sales.
The rebate requests for a quarter are generally received and paid in the subsequent quarter. A significantly greater percentage of infants than adults are eligible for Medicaid, which results in more IS patients than MS patients participating in the Medicaid program. The total Medicaid rebate amounts as a percentage of gross sales were 27% in the second quarter of 2009 compared to 26% for the second quarter of 2008.
Regulatory Activity
Acthar is currently approved in the U.S. for the treatment of MS exacerbations, nephrotic syndrome and many other conditions. Acthar is not approved in the U.S. for the treatment of IS, a potentially life-threatening disorder that typically begins in the first year of life. However, pursuant to guidelines published by the American Academy of Neurology and the Child Neurology Society, many child neurologists use Acthar to treat infants afflicted with this condition.
Questcor is currently pursuing FDA approval for Acthar in the treatment of IS. Previously, the FDA granted Orphan Designation to Acthar for the treatment of IS. As a result of this Orphan Designation, if Questcor is successful in obtaining FDA approval for the IS indication, Questcor believes that it will also qualify for a seven-year exclusivity period during which the FDA is prohibited from approving any other adrenocorticotropic hormone (ACTH) formulation for IS unless the other formulation is demonstrated to be clinically superior to Acthar.

“In May we were informed by the U.S. Food and Drug Administration (FDA) that in order for our supplemental New Drug Application (sNDA) for Acthar for the treatment of infantile spasms to be considered a complete submission, we must perform additional statistical analyses relating to data from one secondary study within the filing and provide the data to the FDA. We will resubmit our sNDA to the FDA as soon as these additional analyses are completed,” added Mr. Bailey.
Cash, Accounts Receivable and Share Repurchase Program
At July 27, 2009, Questcor’s cash, cash equivalents and short-term investments totaled approximately $71.5 million, and accounts receivable totaled $9.9 million.
During the second quarter, Questcor generated approximately $12.7 million in cash from operations. In addition, during the second quarter, the Company used $4.4 million to repurchase 1.0 million shares of its common stock in open market transactions. The continuing repurchase activities bring the total expenditures for the repurchase of 12 million common and preferred shares to over $57 million since this effort began in 2008.
In May 2009, the Company’s Board of Directors increased the common share repurchase program authorization by an additional 6.5 million shares. As of June 30, 2009, Questcor had 63.8 million common shares outstanding, with 7.6 million shares authorized for repurchase under the revised common share repurchase program.
Income Taxes
In 2009, the Company’s effective tax rate for financial reporting purposes for the three and six month periods ended June 30, 2009 was approximately 35.5% and 36.4%, respectively, versus 39.0% and 39.7% for the three and six month periods ended June 30, 2008. The lower effective tax rate in 2009 was attributable to the Company’s ability to fully utilize the IRC Section 199 domestic production activities deduction and a lower effective state tax rate. In 2008 this deduction was not considered in the calculation of the effective tax rate. The lower effective state tax rate in 2009 was due to the transition of one state from an income tax to a gross receipts tax.
2009 Outlook
For the year ending December 31, 2009, the Company is updating guidance for the remainder of 2009.

■	Net sales of Acthar in the treatment of patients with MS exacerbations should continue to grow modestly and sequentially in the third and fourth quarters. This anticipated increase combined with sales to other non-IS therapeutic areas should help the Company reach its longer term goal of total non-IS sales exceeding 50% of total sales. Net sales of Acthar for the treatment of IS continue to be difficult to predict due to the significant quarter-to-quarter variability in the occurrence of this very rare disorder and the potential short term impact of an expected approval by the FDA of a competitive product for the treatment of IS.

■	Overall gross margin of approximately 92% to 94%;

■	Operating expenses will be in the range of $40 million to $45 million, which is lower than the prior guidance range of $47 million to $53 million;

■	For financial reporting purposes, income tax expense will be recorded at a combined federal and state tax rate of approximately 34% to 38%, which is lower than prior guidance;

■	Diluted weighted average shares of 67 million to 70 million; these amounts include the impact of repurchases during the first six months of 2009 of common stock under Questcor’s stock repurchase plan but do not include an estimate of any future repurchases of common stock by Questcor.
Conference Call Details
The Company will host a conference call today to discuss these results at 4:30 p.m. ET. Don Bailey, President and Chief Executive Officer; Steve Cartt, Executive Vice President, Corporate Development; Dave Medeiros, Senior Vice President, Pharmaceutical Operations; and Gary Sawka, Senior Vice President, Finance and Chief Financial Officer will host the call.
To participate in the live call by telephone, please dial 866-225-8754 from the U.S. or 480-629-9692 from outside the U.S. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4093225#. An archived webcast will also be available at www.questcor.com.
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets H.P. Acthar® Gel (repository corticotropin injection). H.P. Acthar Gel (“Acthar”) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”) and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that is due to lupus erythamatosus. In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. The Company also markets Doral® (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “if,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:
–	Questcor’s ability to continue to successfully implement its Acthar-centric business strategy, including its expansion in the MS marketplace;

–	Questcor’s ability to manage its sales force expansion;

–	FDA approval of and the market introduction of competitive products and our inability to market Acthar in IS prior to approval of IS as a labeled indication;

—	Questcor’s ability to operate within an industry that is highly regulated at both the Federal and state level;

—	Regulatory changes or actions including Federal or State health care reform initiatives;

—	Questcor’s ability to accurately forecast the demand for its products;

—	The gross margin achieved from the sale of its products;

—	Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients;

—	That the actual amount of rebates and chargebacks related to the use of Acthar by government entities and Medicaid-eligible patients may differ materially from Questcor’s estimates;

—	Its expenses and other cash needs for upcoming periods;

—	The inventories carried by Questcor’s distributors, specialty pharmacies and hospitals;

—	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand;

—	Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all;

—	Questcor’s ability to attract and retain key management personnel;

—	Questcor’s ability to utilize its NOLs to reduce income taxes on taxable income;

—	Research and development risks, including risks associated with Questcor’s sNDA for IS and its preliminary work in the area of nephrotic syndrome;

—	Uncertainties regarding Questcor’s intellectual property;

—	The uncertainty of receiving required regulatory approvals in a timely way, or at all;

—	Uncertainties in the credit and capital markets and the impact a further deterioration of these markets could have on Questcor’s investment portfolio;

—	As well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2008 and other documents filed with the Securities and Exchange Commission.
The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
For more information, please visit www.questcor.com.
Questcor Pharmaceuticals, Inc.
Don Bailey
510-400-0776
dbailey@Questcor.com
EVC Group, Inc.
Investors
Doug Sherk
415-896-6820
Media
Christopher Gale
646-201-5431

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$25,266	$24,898	$48,564	$44,030
Cost of sales (exclusive of amortization of purchased technology)	1,603	2,190	3,113	3,509

Gross profit	23,663	22,708	45,451	40,521
Gross margin	94%	91%	94%	92%
Operating expenses:
Selling, general and administrative	7,180	4,855	14,433	9,921
Research and development	2,320	3,555	4,776	5,526
Depreciation and amortization	118	123	236	245

Total operating expenses	9,618	8,533	19,445	15,692

Income from operations	14,045	14,175	26,006	24,829
Other income:
Interest income	197	244	464	608
Other income, net	—	—	1	11
Gain on sale of product rights	200	—	225	—

Total other income	397	244	690	619

Income before income taxes	14,442	14,419	26,696	25,448
Income tax expense	5,131	5,625	9,711	10,113

Net income	9,311	8,794	16,985	15,335
Deemed dividend on Series A preferred stock	—	—	—	5,267

Net income applicable to common shareholders	$9,311	$8,794	$16,985	$10,068

Net income per share applicable to common shareholders:
Basic	$0.14	$0.13	$0.26	$0.14

Diluted	$0.14	$0.12	$0.25	$0.14

Shares used in computing net income per share applicable to common shareholders:
Basic	64,218	69,205	64,854	69,576

Diluted	66,325	72,889	67,140	73,496

See accompanying notes.

Questcor Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$23,793	$13,282
Short-term investments	45,818	42,169

Total cash, cash equivalents and short-term investments	69,611	55,451
Accounts receivable, net of allowance for doubtful accounts of $0 and $62 at June 30, 2009 and December 31, 2008, respectively	12,044	10,418
Inventories, net	2,486	2,459
Prepaid income taxes	—	3,316
Prepaid expenses and other current assets	1,046	1,101
Deferred tax assets	6,203	6,252

Total current assets	91,390	78,997
Property and equipment, net	432	450
Purchased technology, net	3,521	3,669
Goodwill	299	299
Deposits and other assets	710	710
Deferred tax assets	5,021	5,021

Total assets	$101,373	$89,146

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,659	$4,302
Accrued compensation	1,635	1,896
Sales-related reserves	11,107	11,825
Income taxes payable	526	—
Other accrued liabilities	1,297	1,702

Total current liabilities	24,224	19,725
Lease termination and deferred rent liabilities and other non-current liabilities	1,382	1,529

Total liabilities	25,606	21,254

Shareholders’ equity:
Preferred stock, no par value, 7,500,000 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized; 63,826,499 and 65,970,653 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	75,105	84,028
Retained earnings (accumulated deficit)	580	(16,405)
Accumulated other comprehensive income	82	269

Total shareholders’ equity	75,767	67,892

Total liabilities and shareholders’ equity	$101,373	$89,146

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2009	2008
OPERATING ACTIVITIES
Net income	$16,985	$15,335
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	1,718	3,088
Deferred income taxes	—	6,354
Amortization of investments	16	(354)
Depreciation and amortization	236	244
Gain on sale of product rights	(225)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,626)	2,052
Inventories	(27)	(81)
Prepaid income taxes	3,316	—
Prepaid expenses and other current assets	55	215
Accounts payable	5,357	1,192
Accrued compensation	(261)	(972)
Sales-related reserves	(718)	4,226
Income taxes payable	526	(1,330)
Other accrued liabilities	(405)	84
Other non-current liabilities	(147)	(198)

Net cash flows provided by operating activities	24,800	29,855

INVESTING ACTIVITIES
Purchase of property and equipment	(71)	(17)
Purchase of short-term investments	(34,951)	(31,714)
Proceeds from the sale and maturities of short-term investments	31,150	27,886
Net proceeds from sale of product rights	225	—
Changes in deposits and other assets	—	34

Net cash flows used in investing activities	(3,647)	(3,811)

FINANCING ACTIVITIES
Issuance of common stock, net	547	671
Repurchase of common stock	(11,189)	(11,830)
Repurchase of Series A preferred stock	—	(10,348)

Net cash flows used in financing activities	(10,642)	(21,507)

Increase in cash and cash equivalents	10,511	4,537
Cash and cash equivalents at beginning of period	13,282	15,939

Cash and cash equivalents at end of period	$23,793	$20,476